CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the Registration Statement on Form N-6 (No. 333-254206) (the “Registration Statement”) of our reports dated February 23, 2022 and February 20, 2020 relating to the statutory financial statements of The Penn Insurance and Annuity Company and consent to the use in the Registration Statement of our report dated April 8, 2022 relating to the financial statements of each of the subaccounts of PIA Variable Life Account I indicated in our report. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 2, 2022